Exhibit 5.1

October 26, 2009

AGA Medical Holdings, Inc.
5050 Nathan Lane North
Plymouth, MN 55442

Ladies and Gentlemen:

I am the General Counsel of AGA Medical Holdings, Inc., a Delaware corporation (the “Company”). This letter is being delivered in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration by the Company of 2,952,181 shares of common stock, par value $0.01 per share (the “2006 EIP Shares”), which may be issued pursuant to the AGA Medical Holdings, Inc. 2006 Equity Incentive Plan (the “2006 EIP”), 1,942,923 shares of common stock, par value $0.01 per share (the “2008 EIP Shares”), which may be issued pursuant to the AGA Medical Holdings, Inc. 2008 Equity Incentive Plan (the “2008 EIP”) and 559,440 shares of common stock, par value $0.01 per share, (the “ESPP Shares”, and collectively with the 2006 EIP Shares and the 2008 EIP Shares, “the Shares”), which may be issued pursuant to the AGA Medical Holdings, Inc. 2008 Employee Stock Purchase Plan (the “ESPP”).

I have examined the Registration Statement, the 2006 EIP, the 2008 EIP and the 2008 ESPP. I also have examined the originals or duplicates or certified or conformed copies of such records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinions expressed herein. In rendering the opinions below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to be as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualification and limitations stated herein, I am of the opinion that the Shares to be issued by the Company pursuant to each of the 2006 EIP, the 2008 EIP, and the 2008 ESPP have been duly authorized and, upon their issuance and delivery in accordance with each of the 2006 EIP, the 2008 EIP and the 2008 ESPP, respectively, will be validly issued, fully paid and non-assessable.

I do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). I am not admitted to practice in the State of Delaware.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Ronald E. Lund, Esq.
Ronald E. Lund, Esq.
Senior Vice President,
General Counsel and Secretary